Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
FOURTH QUARTER 2007
(Dollars in millions, except per share amounts, unless otherwise stated)

This Supplemental Financial Information release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. When used in this report, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement (the “Merger Agreement”) for the buyer group (the “Buyer Group”) led by J.C. Flowers & Co. (“J.C. Flowers”), Bank of America (NYSE:BAC) and JPMorgan Chase (NYSE:JPM) to acquire (the “Merger”) SLM Corporation, more commonly known as Sallie Mae, and its subsidiaries (collectively, “the Company”); the outcome of any legal proceedings that may be instituted by us or against us and others related to the Merger Agreement; our ability to cost-effectively refinance the interim asset-backed commercial paper facilities extended by Bank of America and JPMorgan Chase for use during the period between executing the Merger Agreement, including any potential foreclosure on the student loans under those facilities following their termination if the Merger Agreement is terminated, increased financing costs and more limited liquidity; any adverse outcomes in any significant litigation to which we are a party; changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations, which may reduce the volume, average term and yields on student loans under the Federal Family Education Loan Program (“FFELP”) or result in loans being originated or refinanced under non-FFELP programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. In addition, a larger than expected increase in third-party consolidations of our FFELP loans could materially adversely affect our results of operations. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; incorrect estimates or assumptions by management in connection with the preparation of our consolidated financial statements; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in general economic conditions; changes in projections of losses from loan defaults; changes in prepayment rates and credit spreads; and changes in the demand for debt management services and new laws or changes in existing laws that govern debt management services. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company’s expectations.

Definitions for capitalized terms in this document can be found in the Company’s 2006 Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 1, 2007.

Certain reclassifications have been made to the balances as of and for the quarter and year ended December 31, 2006, to be consistent with classifications adopted for the quarter ended December 31, 2007.

CURRENT BUSINESS TRENDS

Our management team is evaluating certain aspects of our business as a response to the impact of The College Cost Reduction and Access Act of 2007 (“CCRAA”), and current challenges in the capital markets. The CCRAA has a number of important implications for the profitability of our FFELP business, including a reduction in Special Allowance Payments, the elimination of the Exceptional Performer designation and the corresponding reduction in default payments to 97 percent through 2012 and 95 percent thereafter, an increase in the lender paid origination fees for certain loan types and reduction in default collections retention fees and account maintenance fees related to guaranty agency activities. As a result, we expect that the CCRAA will significantly reduce and, combined with higher financing costs, could possibly eliminate the profitability of new FFELP loan originations, while increasing our Risk Sharing in connection with our FFELP loan portfolio.

In response to the CCRAA, capital market conditions, and the lower credit rating of the Company, we plan to be more selective in pursuing origination activity, in both FFELP loans and Private Education Loans. We plan to curtail less profitable student loan acquisition activities such as spot purchases and Wholesale Consolidation Loan purchases, which will reduce our funding needs. We expect to see lenders exit the student loan industry in response to the CCRAA and current conditions in the credit markets, and we therefore expect to partially offset declining loan volumes caused by our more selective lending policies with increased market share taken from participants exiting the industry. We expect to continue to focus on generally higher-margin Private Education Loans, both through our school channel and our direct-to-consumer channel, with particular attention to continuing more stringent underwriting standards. We also expect to adjust our Private Education Loan pricing to reflect the current financing and market conditions. In addition, we plan to eliminate offering certain Borrower Benefits in connection with both our FFELP loans and our Private Education Loans. We plan to significantly curtail our Private Education lending to students attending schools where loan performance, due in large part to high withdrawal rates and other factors, is materially below our original expectations. We will further de-emphasize pursuing incremental Consolidation Loans, as a result of significant margin erosion for FFELP Consolidation Loans created by the combined effect of the CCRAA and the increased cost of borrowing in the current capital markets. We will, however, continue our efforts to protect selected FFELP assets existing in our portfolio. We expect to continue to aggressively pursue other FFELP-related fee income opportunities such as FFELP loan servicing, guarantor servicing and collections.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

Three Months Ended December 31, 2007 Compared to Three Months Ended September 30, 2007

For the three months ended December 31, 2007, our net loss was $1.6 billion, or $3.98 diluted loss per share, compared to a net loss of $344 million, or $.85 diluted loss per share for the three months ended September 30, 2007. The effective tax rate for those periods was 5 percent and (33) percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on the equity forward contracts which are marked to market through earnings under the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Pre-tax income decreased by $1.5 billion versus the prior quarter primarily due to an $850 million increase in net losses on derivative and hedging activities, which was mostly comprised of losses on our equity forward contracts. Losses on derivative and hedging activities were $1.3 billion in the fourth quarter of 2007 compared to $487 million in the prior quarter. The Company settled all of its outstanding equity forward contracts in January 2008 (see “LIQUIDITY AND CAPITAL RESOURCES”).

There were no gains on student loan securitizations in either period because we did not complete any off-balance sheet securitizations. Our servicing and securitization revenue decreased by $6 million from $29 million in the third quarter of 2007 to $23 million in the fourth quarter of 2007. This decrease was primarily due to a $27 million increase in impairment losses, which was mainly a result of FFELP Stafford Consolidation Loan activity exceeding expectations, increases in Private Education Loan expected default activity, and an increase in the discount rate used to value Private Education Loan Residual Interests (see “LIQUIDITY AND CAPITAL RESOURCES — Retained Interest in Securitized Receivables”).

Net interest income after provisions for loan losses decreased by $538 million in the fourth quarter versus the third quarter. This decrease was due to a $107 million decrease in net interest income, as well as a $431 million increase in provisions for loan losses. The decrease in net interest income was primarily due to a decrease in the student loan spread, including the impact of Wholesale Consolidation Loans (see “LENDING BUSINESS SEGMENT — Net Interest Income — Student Loan Spread Analysis — On-Balance Sheet”). The increase in provisions for loan losses relates to higher provision amounts for Private Education Loans, FFELP loans, and mortgage loans primarily due to a weakening U.S. economy (see “LENDING BUSINESS SEGMENT — Allowance for Private Education Loan Losses; and — Total Provisions for Loan Losses”).

In the fourth quarter of 2007, fee and other income and collections revenue totaled $302 million, a $20 million increase from $282 million in the prior quarter. Operating expenses increased by $85 million from $356 million in the third quarter of 2007 to $441 million in the fourth quarter of 2007. The increase in operating expenses was primarily due to severance costs of $23 million, goodwill and acquired intangible impairments of $37 million, and an increase in Merger-related expenses of $11 million over the third quarter. As part of the Company’s cost reduction efforts, these severance costs were related to the elimination of approximately 350 positions (representing three percent of the overall employee population) across all areas of the Company. Goodwill and intangible impairments primarily related to our mortgage business.

Three Months Ended December 31, 2007 Compared to Three Months Ended December 31, 2006

For the three months ended December 31, 2007, our net loss was $1.6 billion, or $3.98 diluted loss per share, compared to net income of $18 million, or $.02 diluted earnings per share, for the three months ended December 31, 2006. The effective tax rate in those periods was 5 percent and 86 percent, respectively. The movement in the effective tax rate was primarily driven by the permanent tax impact of excluding non-taxable gains and losses on our equity forward contracts as discussed above. Pre-tax income decreased by $1.9 billion versus the year-ago quarter, primarily due to a $1.1 billion increase in net losses on derivative and hedging activities, which was comprised primarily of losses on our equity forward contracts. Losses on derivative and hedging activities were $1.3 billion in the fourth quarter of 2007 compared to $245 million in the year-ago quarter.

In the current and year-ago quarters, we did not complete any off-balance sheet securitizations, and as a result, we did not recognize any securitization gains. In the fourth quarter of 2007, servicing and securitization income was $23 million, a $161 million decrease from the year-ago quarter. This decrease was primarily due to a $108 million increase in impairment losses and to a $20 million increase in the unrealized fair value loss adjustment related to a portion of our Retained Interests that we account for under SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments,” whereby we carry the Retained Interest at fair value and record changes to fair value through earnings. Both of these changes were primarily a result of FFELP Stafford Consolidation Loan activity exceeding expectations, increases in Private Education Loan expected default activity and an increase in the discount rate used to value our Private Education Loan Residual Interests (see “LIQUIDITY AND CAPITAL RESOURCES — Retained Interest in Securitized Receivables”).

Net interest income after provisions for loan losses decreased by $520 million versus the fourth quarter of 2006. The decrease was due to a $38 million decrease in net interest income and a $482 million increase in the provisions for loan losses. The decrease in net interest income was primarily due to a decrease in the student loan spread, including the impact of Wholesale Consolidation Loans (see “LENDING BUSINESS SEGMENT — Net Interest Income — Student Loan Spread Analysis — On-Balance Sheet”), partially offset by a $30 billion increase in the average balance of student loans. The increase in provisions for loan losses relates to higher provision amounts for Private Education Loans, FFELP loans, and mortgage loans primarily due to a weakening U.S. economy (see “LENDING BUSINESS SEGMENT — Allowance for Private Education Loan Losses; and — Total Provisions for Loan Losses”).

Fee and other income and collections revenue increased $15 million from $287 million in the fourth quarter of 2006 to $302 million in the fourth quarter of 2007. Operating expenses were $441 million for the fourth quarter of 2007, an increase of $88 million compared to $353 million for the fourth quarter of 2006. The increase in operating expenses was primarily due to current-quarter severance costs of $23 million, goodwill and acquired intangible impairments of $37 million, primarily related to our mortgage business, and Merger-related expenses of $15 million.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

For the year ended December 31, 2007, our net loss was $896 million, or $2.26 diluted loss per share, compared to net income of $1.2 billion, or $2.63 diluted earnings per share, in the year-ago period. The effective tax rate in those periods was 86 percent and 42 percent, respectively. Pre-tax income decreased by $2.5 billion versus the year ended December 31, 2006 primarily due to a $1.0 billion increase in net losses on derivative and hedging activities, which was mostly comprised of losses on our equity forward contracts. Losses on derivative and hedging activities were $1.4 billion for the year ended December 31, 2007 compared to $339 million for the year ended December 31, 2006.

Pre-tax income for the year ended December 31, 2007 also decreased versus the year ended December 31, 2006 due to a $535 million decrease in gains on student loan securitizations. The securitization gain in 2007 was the result of one Private Education Loan securitization that had a pre-tax gain of $367 million or 18.4 percent of the amount securitized. In the year-ago period, there were three Private Education Loan securitizations that had total pre-tax gains of $830 million or 16.3 percent of the amount securitized. For the year ended December 31, 2007, servicing and securitization income was $437 million, a $116 million decrease from the year ended December 31, 2006. This decrease was primarily due to a $97 million increase in impairment losses which was mainly the result of FFELP Stafford Consolidation Loan activity exceeding expectations, increased Private Education Consolidation Loan activity, increased Private Education Loan expected default activity, and an increase in the discount rate used to value the Private Education Loan Residual Interests (see “LIQUIDITY AND CAPITAL RESOURCES — Retained Interest in Securitized Receivables”).

Net interest income after provisions for loan losses decreased by $594 million versus the year ended December 31, 2006. The decrease was due to the year-over-year increase in the provisions for loan losses of $728 million, which offset the year-over-year $134 million increase in net interest income. The increase in net interest income was primarily due to an increase of $30.8 billion in the average balance of on-balance sheet interest earning assets offset by a decrease in the student loan spread, including the impact of Wholesale Consolidation Loans (see “LENDING BUSINESS SEGMENT — Net Interest Income — Student Loan Spread Analysis — On-Balance Sheet”). The increase in provisions for loan losses relates to higher provision amounts for Private Education Loans, FFELP loans, and mortgage loans primarily due to a weakening U.S. economy (see “LENDING BUSINESS SEGMENT — Allowance for Private Education Loan Losses; and — Total Provisions for Loan Losses”).

Fee and other income and collections revenue increased $42 million from $1.11 billion for the year ended December 30, 2006 to $1.15 billion for the year ended December 31, 2007. Operating expenses increased by $206 million year-over-year. This increase in operating expenses was primarily due to $56 million in Merger-related expenses and $23 million in severance costs incurred in 2007. Operating expenses in 2007 also included $93 million related to a full year of expenses for Upromise compared to $33 million incurred in 2006 subsequent to the August 2006 acquisition of this subsidiary.

EARNINGS RELEASE SUMMARY

The following table summarizes GAAP income statement items that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended December 31, 2007 and September 30, 2007, and for the year ended December 31, 2007.

	Quarters ended		Year ended
	December 31,	September 30,	December 31,
(in thousands)	2007	2007	2007

Reported net (loss)	$(1,635,258)	$(343,760)	$(896,394)
Preferred stock dividends	(9,622)	(9,274)	(37,145)

Reported net (loss) attributable to common stock	(1,644,880)	(353,034)	(933,539)
Expense items disclosed separately (tax-effected):
Impact to FFELP provision for loan losses due to legislative changes	—	18,748	18,748
Merger-related financing fees(1)	7,833	10,791	27,463
Merger-related professional fees and other costs	9,286	2,580	35,456
Severance costs	14,178	—	14,178

Total expense items disclosed separately (tax-effected)	31,297	32,119	95,845

Net (loss) attributable to common stock excluding the impact of items disclosed separately	$(1,613,583)	$(320,915)	$(837,694)

Average common and common equivalent shares outstanding(2)	413,049	412,944	412,233

(1)	Merger-related financing fees or “Interim ABCP Facility fees” are the commitment and liquidity fees related to a financing facility in connection with the Merger. See “LIQUIDITY AND CAPITAL RESOURCES.”

(2)	Common equivalent shares outstanding were anti-dilutive for all periods presented.

The following table summarizes “Core Earnings” income statement items that are disclosed separately in the Company’s press releases of earnings or the Company’s quarterly earnings conference calls for the quarters ended December 31, 2007 and September, 30, 2007, and for the year ended December 31, 2007.

	Quarters ended		Year Ended
	December 31,	September 30,	December 31,
(in thousands)	2007	2007	2007

“Core Earnings” net income (loss)	$(138,569)	$258,687	$560,324
Preferred stock dividends	(9,622)	(9,274)	(37,145)

“Core Earnings” net income (loss) attributable to common stock	(148,191)	249,413	523,179
Expense items disclosed separately (tax-effected):
Impact to FFELP provision for loan losses due to legislative changes	—	27,726	27,726
Merger-related financing fees(1)	7,833	10,791	27,463
Merger-related professional fees and other costs	9,286	2,580	35,456
Severance costs	14,178	—	14,178

Total expense items disclosed separately (tax-effected)	31,297	41,097	104,823

“Core Earnings” net income (loss) attributable to common stock excluding the impact of items disclosed separately	(116,894)	290,510	628,002
Adjusted for debt expense of contingently convertible debt instruments (“Co-Cos”), net of tax(2)	—	4,662	—

“Core Earnings” net income (loss) attributable to common stock, adjusted	$(116,894)	$295,172	$628,002

Average common and common equivalent shares outstanding(2)(3)	413,049	431,750	426,943

(1)	Merger-related financing fees or “Interim ABCP Facility fees” are the commitment and liquidity fees related to a financing facility in connection with the Merger. See “LIQUIDITY AND CAPITAL RESOURCES.”

(2)	There is no impact on diluted earnings (loss) per common share for the fourth quarter of 2007 and for the year ended December 31, 2007, because the effect of assumed conversion was anti-dilutive; the Co-Cos were called at par on July 25, 2007.

(3)	Common equivalent shares outstanding were anti-dilutive for the fourth quarter of 2007.

BUSINESS SEGMENTS

The results of operations of the Company’s Lending, Asset Performance Group (“APG”), formerly known as Debt Management Operations (“DMO”), and Corporate and Other business segments are presented below.

The Lending business segment section includes all discussion of income and related expenses associated with the net interest margin, the student loan spread and its components, the provisions for loan losses, and other fees earned on our Managed portfolio of student loans. The APG business segment reflects the fees earned and expenses incurred in providing accounts receivable management and collection services. Our Corporate and Other reportable segment includes our remaining fee businesses and other corporate expenses that do not pertain directly to the primary segments identified above.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education (“ED”), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

The following table includes “Core Earnings” results for our Lending business segment.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

“Core Earnings” interest income:
FFELP Stafford and Other Student Loans	$705	$729	$701	$2,848	$2,771
FFELP Consolidation Loans	1,355	1,445	1,306	5,522	4,690
Private Education Loans	731	753	620	2,835	2,092
Other loans	25	26	27	106	98
Cash and investments	273	251	197	868	705

Total “Core Earnings” interest income	3,089	3,204	2,851	12,179	10,356
Total “Core Earnings” interest expense	2,471	2,534	2,190	9,597	7,877

Net “Core Earnings” interest income	618	670	661	2,582	2,479
Less: provisions for losses	750	200	88	1,394	303

Net “Core Earnings” interest income (loss) after provisions for losses	(132)	470	573	1,188	2,176
Other income	44	46	40	194	177
Operating expenses	191	164	164	709	645

Income (loss) before income taxes	(279)	352	449	673	1,708
Income tax expense (benefit)	(103)	130	166	249	632

“Core Earnings” net income (loss)	$(176)	$222	$283	$424	$1,076

Net Interest Income

The changes in net interest income are primarily due to fluctuations in the student loan spread discussed below, as well as the growth of our student loan portfolio and the level of cash and investments we may hold on our balance sheet for liquidity purposes. In connection with the Merger Agreement, we increased our liquidity portfolio to higher than historical levels. The liquidity portfolio has a negative net interest margin, and as a result, the increase in this portfolio reduced net interest income by $10 million and $8 million for the three months ended December 31, 2007 and September 30, 2007, respectively.

Student Loan Spread Analysis — On-Balance Sheet

The following table analyzes the reported earnings from student loans on-balance sheet, before provision and before the effect of Wholesale Consolidation Loans.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Student loan spread, before Interim ABCP Facility Fees	1.30%	1.69%	1.61%	1.57%	1.69%
Interim ABCP Facility Fees	(.04)	(.06)	—	(.04)	—

Student loan spread(1)	1.26%	1.63%	1.61%	1.53%	1.69%

(1) Student loan spread after the impact of Wholesale Consolidation Loans	1.17%	1.53%	1.58%	1.44%	1.68%

The decrease in the student loan spread was primarily due to an increase in our cost of funds. Our cost of funds for on-balance sheet student loans excludes the impact of basis swaps that economically hedge the re-pricing and basis mismatch between our funding and student loan asset indices, but do not receive hedge accounting treatment under SFAS No. 133. We extensively use basis swaps to manage our basis risk associated with our interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges, and as a result, are required to be accounted for in the “gains (losses) on derivatives and hedging activities, net” line on the income statement, as opposed to being accounted for in interest expense. As a result, these basis swaps are not considered in the calculation of the cost of funds in the above table. As a result, in times of volatile movements of interest rates like those experienced in the fourth quarter of 2007, the student loan spread in the above table can significantly change. See “Student Loan Spread Analysis — ‘Core

Earnings’ Basis,” in the following table, which reflects these basis swaps in interest expense, and demonstrates the economic hedge effectiveness of these basis swaps.

The decrease in the student loan spread was also due to an increase in the estimate of uncollectible accrued interest related to our Private Education Loans (see “Student Loan Spread Analysis — ‘Core Earnings’ Basis,” in the following table).

Student Loan Spread Analysis — “Core Earnings” Basis

The following table reflects the “Core Earnings” basis student loan spreads by product, before provision and before the effect of Wholesale Consolidation Loans.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

FFELP Loan Spread, before Interim ABCP Facility Fees	.97%	1.02%	1.20%	1.04%	1.26%
Private Education Loan Spread, before Interim ABCP Facility Fees(1)	4.70	5.43	5.28	5.15	5.13

“Core Earnings” basis student loan spread, before Interim ABCP Facility Fees	1.67	1.81	1.86	1.77	1.84
Interim ABCP Facility Fees	(.03)	(.04)	—	(.03)	—

“Core Earnings” basis student loan spread(2)	1.64%	1.77%	1.86%	1.74%	1.84%

(1) Private Education Loan Spread, before Interim ABCP Facility Fees and after provision for losses	(4.49)%	3.29%	3.87%	.44%	3.75%

(2) “Core Earnings” basis student loan spread after the impact of Wholesale Consolidation Loans	1.56%	1.69%	1.83%	1.67%	1.84%

The Company’s “Core Earnings” basis student loan spread before Interim ABCP Facility Fees and the impact of Wholesale Consolidation Loans decreased 14 basis points from the prior quarter primarily due to the interest income reserve on our Private Education Loans. We estimate the amount of Private Education Loan accrued interest on our balance sheet that is not reasonably expected to be collected in the future using a methodology consistent with the status-based migration analysis used for the allowance for Private Education Loans. We use this estimate to offset accrued interest in the current period through a charge to student loan interest income. As our provision for loan losses increased significantly in the fourth quarter of 2007, we had a similar rise in the estimate of uncollectible accrued interest receivable.

The Company’s “Core Earnings” basis student loan spread before Interim ABCP Facility Fees and the impact of Wholesale Consolidation Loans remained relatively consistent over all periods presented above, excluding the impact of the interest reserving method discussed above. The primary drivers of changes in the spread are changes in portfolio composition, Borrower Benefits, premium amortization, and cost of funds. The FFELP loan spread declined over all periods presented above primarily as the mix of the FFELP portfolio shifted toward the lower yielding Consolidation Loan product. The Private Education Loan spreads before provision, excluding the impact of the interest reserving method discussed above, continued to increase due primarily to a change in the mix of the portfolio to more direct-to-consumer loans (Tuition Answersm loans). The changes in the Private Education Loan spreads after provision for all periods was primarily due to the timing and amount of provision associated with our allowance for Private Education Loan Losses as discussed below in “Allowance for Private Education Loan Losses.”

Allowance for Private Education Loan Losses

The following tables summarize changes in the allowance for Private Education Loan losses for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, and for the years ended December 31, 2007 and 2006.

	Activity in Allowance for Private Education Loan Losses
	On-balance sheet			Off-balance sheet			Managed basis
	Quarters ended			Quarters ended			Quarters ended
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
	2007	2007	2006	2007	2007	2006	2007	2007	2006

Allowance at beginning of period	$454	$428	$275	$199	$183	$100	$653	$611	$375
Provision for Private Education Loan losses	503	100	83	164	44	(4)	667	144	79
Charge-offs	(80)	(82)	(54)	(29)	(28)	(10)	(109)	(110)	(64)
Recoveries	9	8	4	—	—	—	9	8	4

Net charge-offs	(71)	(74)	(50)	(29)	(28)	(10)	(100)	(102)	(60)

Balance before securitization of Private Education Loans	886	454	308	334	199	86	1,220	653	394
Reduction for securitization of Private Education Loans	—	—	—	—	—	—	—	—	—

Allowance at end of period	$886	$454	$308	$334	$199	$86	$1,220	$653	$394

Net charge-offs as a percentage of average loans in repayment (annualized)	4.39%	5.12%	4.45%	1.53%	1.60%	.70%	2.87%	3.16%	2.26%
Net charge-offs as a percentage of average loans in repayment and forbearance (annualized)	3.88%	4.61%	4.12%	1.29%	1.38%	.61%	2.48%	2.78%	2.02%
Allowance as a percentage of the ending total loan balance	5.64%	3.21%	3.06%	2.41%	1.43%	.66%	4.13%	2.33%	1.71%
Allowance as a percentage of ending loans in repayment	12.57%	7.70%	6.36%	4.28%	2.88%	1.26%	8.21%	5.10%	3.38%
Average coverage of net charge-offs (annualized)	3.12	1.56	1.57	2.97	1.74	1.98	3.08	1.61	1.64
Average total loans	$15,007	$12,706	$9,289	$13,795	$13,978	$12,944	$28,802	$26,684	$22,233
Ending total loans	$15,704	$14,130	$10,063	$13,844	$13,942	$12,919	$29,548	$28,072	$22,982
Average loans in repayment	$6,471	$5,696	$4,416	$7,362	$7,124	$6,196	$13,833	$12,820	$10,612
Ending loans in repayment	$7,047	$5,896	$4,851	$7,819	$6,903	$6,792	$14,866	$12,799	$11,643

	Activity in Allowance for Private Education Loan Losses
	On-balance sheet		Off-balance sheet		Managed basis
	Years ended		Years ended		Years ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2007	2006	2007	2006	2007	2006

Allowance at beginning of period	$308	$204	$86	$78	$394	$282
Provision for Private Education Loan losses	884	258	349	15	1,233	273
Charge-offs	(332)	(160)	(107)	(24)	(439)	(184)
Recoveries	32	23	—	—	32	23

Net charge-offs	(300)	(137)	(107)	(24)	(407)	(161)

Balance before securitization of Private Education Loans	892	325	328	69	1,220	394
Reduction for securitization of Private Education Loans	(6)	(17)	6	17	—	—

Allowance at end of period	$886	$308	$334	$86	$1,220	$394

Net charge-offs as a percentage of average loans in repayment	5.04%	3.22%	1.46%	.43%	3.07%	1.62%
Net charge-offs as a percentage of average loans in repayment and forbearance	4.54%	2.99%	1.27%	.38%	2.71%	1.47%
Allowance as a percentage of the ending total loan balance	5.64%	3.06%	2.41%	.66%	4.13%	1.71%
Allowance as a percentage of ending loans in repayment	12.57%	6.36%	4.28%	1.26%	8.21%	3.38%
Average coverage of net charge-offs	2.95	2.25	3.13	3.46	3.00	2.44
Average total loans	$12,507	$8,585	$13,683	$11,138	$26,190	$19,723
Ending total loans	$15,704	$10,063	$13,844	$12,919	$29,548	$22,982
Average loans in repayment	$5,949	$4,257	$7,305	$5,721	$13,254	$9,978
Ending loans in repayment	$7,047	$4,851	$7,819	$6,792	$14,866	$11,643

As the Private Education Loan portfolio seasons and due to shifts in its mix and certain economic factors, we expected and have seen charge-off rates increase from the historically low levels experienced in prior years. Additionally, this increase was significantly impacted by other factors. Toward the end of 2006 and through mid-2007, we experienced lower pre-default collections, resulting in increased levels of charge-off activity in our Private Education Loan portfolio. In the second half of 2006, we relocated responsibility for certain Private Education Loan collections from our Nevada call center to a new call center in Indiana. This transfer presented us with unexpected operational challenges that resulted in lower collections that have negatively impacted the Private Education Loan portfolio. In addition, in late 2006, we revised certain procedures, including our use of forbearance, to better optimize our long-term collection strategies. These developments resulted in lower pre-default collections, increased later stage delinquency levels and higher charge-offs. Due to the remedial actions in place, we anticipate the negative trends caused by the operational difficulties will improve in 2008.

In the fourth quarter of 2007 the Company recorded provision expense of $667 million related to the Managed Private Education Portfolio. This significant increase in provision primarily relates to the non-traditional (higher risk) portion of our loan portfolio which is particularly impacted by the weakening U.S. economy as evidenced by recently released economic indicators, certain credit-related trends in our portfolio and a further tightening of forbearance practices. We charge off loans after 212 days of delinquency. Accordingly, we believe current quarter charge-offs represent losses incurred at the onset of the current economic downturn and do not incorporate the general economic downturn that became evident in the fourth quarter of 2007. In addition, with loans to traditional schools and students, we have been able to mitigate our losses during varying economic environments through the use of forbearance and other collection management strategies. With the continued weakening of the U.S. economy and the projected continued recessionary conditions, we believe that those strategies as they relate to the non-traditional portion of the loan portfolio will not be as effective as they have been in the past. For these reasons, we recorded additional provision in the fourth quarter, raising our allowance for Private Education Loans to over 8 percent of loans in repayments as of December 31, 2007.

The Company’s Private Education lending programs have historically focused on traditional students attending traditional degree granting programs. In the past few years, the Company began to expand its lending activities to non-traditional students and to students attending non-traditional schools. We have taken actions to terminate these non-traditional loan programs because the performance of these loans is materially different from that of the loans in our traditional loan programs. As a result, we have provided for losses that we believe to exist in the portfolio as a result of our additional data, our plans to terminate certain programs and the current economic conditions.

Private Education Loan Delinquencies

The tables below present our Private Education Loan delinquency trends as of December 31, 2007, September 30, 2007, and December 31, 2006.

	On-Balance Sheet Private Education
	Loan Delinquencies
	December 31,		September 30,		December 31,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$8,151		$7,966		$5,218
Loans in forbearance(2)	974		701		359
Loans in repayment and percentage of each status:
Loans current	6,236	88.5%	5,186	88.0%	4,214	86.9%
Loans delinquent 31-60 days(3)	306	4.3	275	4.7	250	5.1
Loans delinquent 61-90 days(3)	176	2.5	156	2.6	132	2.7
Loans delinquent greater than 90 days(3)	329	4.7	279	4.7	255	5.3

Total Private Education Loans in repayment	7,047	100%	5,896	100%	4,851	100%

Total Private Education Loans, gross	16,172		14,563		10,428
Private Education Loan unamortized discount	(468)		(433)		(365)

Total Private Education Loans	15,704		14,130		10,063
Private Education Loan allowance for losses	(886)		(454)		(308)

Private Education Loans, net	$14,818		$13,676		$9,755

Percentage of Private Education Loans in repayment		43.6%		40.5%		46.5%

Delinquencies as a percentage of Private Education Loans in repayment		11.5%		12.0%		13.1%

Loans in forbearance as a percentage of loans in repayment and forbearance		12.1%		10.6%		6.9%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Off-Balance Sheet Private Education
	Loan Delinquencies
	December 31,		September 30,		December 31,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$4,963		$6,126		$5,608
Loans in forbearance(2)	1,417		1,251		822
Loans in repayment and percentage of each status:
Loans current	7,403	94.7%	6,524	94.5%	6,419	94.5%
Loans delinquent 31-60 days(3)	202	2.6	192	2.8	222	3.3
Loans delinquent 61-90 days(3)	84	1.1	71	1.0	60	.9
Loans delinquent greater than 90 days(3)	130	1.6	116	1.7	91	1.3

Total Private Education Loans in repayment	7,819	100%	6,903	100%	6,792	100%

Total Private Education Loans, gross	14,199		14,280		13,222
Private Education Loan unamortized discount	(355)		(338)		(303)

Total Private Education Loans	13,844		13,942		12,919
Private Education Loan allowance for losses	(334)		(199)		(86)

Private Education Loans, net	$13,510		$13,743		$12,833

Percentage of Private Education Loans in repayment		55.1%		48.3%		51.4%

Delinquencies as a percentage of Private Education Loans in repayment		5.3%		5.5%		5.5%

Loans in forbearance as a percentage of loans in repayment and forbearance		15.3%		15.3%		10.8%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education
	Loan Delinquencies
	December 31,		September 30,		December 31,
	2007		2007		2006
	Balance	%	Balance	%	Balance	%

Loans in-school/grace/deferment(1)	$13,114		$14,092		$10,826
Loans in forbearance(2)	2,391		1,952		1,181
Loans in repayment and percentage of each status:
Loans current	13,639	91.7%	11,710	91.5%	10,633	91.3%
Loans delinquent 31-60 days(3)	508	3.4	467	3.6	472	4.0
Loans delinquent 61-90 days(3)	260	1.8	227	1.8	192	1.7
Loans delinquent greater than 90 days(3)	459	3.1	395	3.1	346	3.0

Total Private Education Loans in repayment	14,866	100%	12,799	100%	11,643	100%

Total Private Education Loans, gross	30,371		28,843		23,650
Private Education Loan unamortized discount	(823)		(771)		(668)

Total Private Education Loans	29,548		28,072		22,982
Private Education Loan allowance for losses	(1,220)		(653)		(394)

Private Education Loans, net	$28,328		$27,419		$22,588

Percentage of Private Education Loans in repayment		48.9%		44.4%		49.2%

Delinquencies as a percentage of Private Education Loans in repayment		8.3%		8.5%		8.7%

Loans in forbearance as a percentage of loans in repayment and forbearance		13.9%		13.2%		9.2%

(1)	Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)	Loans for borrowers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance policies were tightened in late 2006 and again in late 2007. The increase in use of forbearance is attributed to both a weakening of the U.S. economy, as previously discussed, as well as improved borrower contact procedures. In the majority of situations forbearance continues to be a positive collection tool for Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. However, as discussed earlier, we believe that forbearance will be less effective for non traditional loans during a weakened U.S. economy. Loans in forbearance are reserved commensurate with the default expectation of this specific loan status.

Total Provisions for Loan Losses

The following tables summarize the total loan provisions on both an on-balance sheet basis and a Managed Basis for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, and for the years ended December 31, 2007 and 2006.

Total on-balance sheet loan provisions

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Private Education Loans	$503	$100	$83	$884	$258
FFELP Stafford and Other Student Loans	40	38	5	89	14
Mortgage and consumer loans	31	5	4	42	15

Total on-balance sheet provisions for loan losses	$574	$143	$92	$1,015	$287

Total Managed Basis loan provisions

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Private Education Loans	$667	$144	$79	$1,233	$273
FFELP Stafford and Other Student Loans	52	51	6	121	17
Mortgage and consumer loans	31	5	3	40	13

Total Managed Basis provisions for loan losses	$750	$200	$88	$1,394	$303

Provision expense for Private Education Loans was previously discussed above (see “Allowance for Private Education Loan Losses”).

The third quarter 2007 FFELP provision included $30 million and $44 million for on-balance sheet and Managed student loans, respectively, related to the repeal of the Exceptional Performer program (and the resulting increase in our Risk Sharing percentage) due to the passage of the CCRAA on September 27, 2007. These amounts are additional, non-recurring provision expenses required to cumulatively increase the allowance for loan losses for the increase in the Company’s Risk Sharing percentage related to the Company’s loans as of September 30, 2007. The fourth quarter 2007 FFELP provision included $19 million and $27 million for on-balance sheet student loans and Managed student loans, respectively, related to the increase in our default expectations due to an increase in recent delinquencies and charge-offs.

The increase in provisions related to mortgage and consumer loans primarily relates to a weakening U.S. economy and the deterioration of certain real estate markets related to our mortgage portfolio. As of December 31, 2007, our mortgage portfolio totaled $289 million.

Total Loan Net Charge-offs

The following tables summarize the total loan net charge-offs on both an on-balance sheet basis and a Managed Basis for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, and for the years ended December 31, 2007 and 2006.

Total on-balance sheet loan net charge-offs

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Private Education Loans	$71	$74	$50	$300	$137
FFELP Stafford and Other Student Loans	8	4	3	21	5
Mortgage and consumer loans	4	3	1	11	5

Total on-balance sheet loan net charge-offs	$83	$81	$54	$332	$147

Total Managed loan net charge-offs

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Private Education Loans	$100	$102	$60	$407	$161
FFELP Stafford and Other Student Loans	13	7	5	36	8
Mortgage and consumer loans	4	3	1	11	5

Total Managed loan net charge-offs	$117	$112	$66	$454	$174

The increase in net charge-offs on FFELP Stafford and Other student loans for the year ended December 31, 2007 versus the year ended December 31, 2006 was primarily the result of legislatives changes occurring in 2006 and again in 2007, which have ultimately lowered the federal guaranty on claims filed to either 97 percent or 98 percent (depending on date of disbursement). See “Allowance for Private Education Loan Losses” for a discussion of net charge-offs related to our Private Education Loans.

Other Income — Lending Business Segment

The following table summarizes the components of other income for our Lending business segment for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, and for the years ended December 31, 2007 and 2006.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Late fees	$33	$34	$32	$134	$119
Gains on sales of mortgages and other loan fees	1	2	4	11	15
Gains on sales of student loans	3	2	—	24	2
Other	7	8	4	25	41

Total other income	$44	$46	$40	$194	$177

The Company periodically sells student loans. The timing and amount of loan sales impacts the amount of recognized gains on sales of student loans. The decrease in the “Other” category versus the prior year is primarily due to the shift of origination volume to Sallie Mae Bank. Prior to this shift, we earned servicing fees for originated Private Education Loans on behalf of third-party lenders prior to our acquisition of those loans. This revenue stream has been more than offset by capturing the net interest income earned by acquiring these loans earlier.

Operating Expenses — Lending Business Segment

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses. For the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, operating expenses for the Lending business segment also included $5 million, $4 million, and $8 million, respectively, of stock option compensation expense and $31 million and $34 million, respectively, for the years ended December 31, 2007 and 2006.

Preferred Channel Originations

We originated $5.0 billion in student loan volume through our Preferred Channel in the quarter ended December 31, 2007 versus $8.9 billion in the quarter ended September 30, 2007 and $4.8 billion in the quarter ended December 31, 2006.

For the quarter ended December 31, 2007, our internal lending brands grew 15 percent over the year-ago quarter, and comprised 71 percent of our Preferred Channel Originations, up from 66 percent in the year-ago quarter. Our internal lending brands combined with our other lender partners comprised 94 percent of our Preferred Channel Originations for the current quarter, versus 91 percent for the year-ago quarter; together these two segments of our Preferred Channel grew 10 percent over the year-ago quarter.

The following tables further break down our Preferred Channel Originations by type of loan and source.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Preferred Channel Originations — Type of Loan
Stafford	$2,949	$4,977	$2,624	$14,651	$13,184
PLUS	381	820	454	2,325	2,540
GradPLUS	127	262	101	606	246

Total FFELP	3,457	6,059	3,179	17,582	15,970
Private Education Loans	1,584	2,793	1,582	7,915	7,411

Total	$5,041	$8,852	$4,761	$25,497	$23,381

	Quarters ended
	December 31,			September 30,			December 31,
	2007			2007			2006
	FFELP	Private	Total	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$2,104	$1,499	$3,603	$3,201	$2,560	$5,761	$1,682	$1,449	$3,131
Other lender partners	1,079	67	1,146	2,255	190	2,445	1,084	97	1,181

Total before JPMorgan Chase	3,183	1,566	4,749	5,456	2,750	8,206	2,766	1,546	4,312
JPMorgan Chase	274	18	292	603	43	646	413	36	449

Total	$3,457	$1,584	$5,041	$6,059	$2,793	$8,852	$3,179	$1,582	$4,761

	Years ended
	December 31,			December 31,
	2007			2006
	FFELP	Private	Total	FFELP	Private	Total

Preferred Channel Originations — Source
Internal lending brands	$9,341	$7,267	$16,608	$6,939	$6,129	$13,068
Other lender partners	6,223	501	6,724	5,770	861	6,631

Total before JPMorgan Chase	15,564	7,768	23,332	12,709	6,990	19,699
JPMorgan Chase	2,018	147	2,165	3,261	421	3,682

Total	$17,582	$7,915	$25,497	$15,970	$7,411	$23,381

ASSET PERFORMANCE GROUP (“APG”) BUSINESS SEGMENT

The following table includes “Core Earnings” results for our APG business segment.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Contingency fee income	$81	$65	$80	$288	$341
Other fee income	11	11	13	48	56
Collections revenue	74	53	58	269	239

Total income	166	129	151	605	636
Operating expenses	106	94	93	390	358
Net interest expense	7	7	6	27	23

Income before income taxes and minority interest in net earnings of subsidiaries	53	28	52	188	255
Income tax expense	19	11	20	70	94

Income before minority interest in net earnings of subsidiaries	34	17	32	118	161
Minority interest in net earnings of subsidiaries	1	—	—	2	4

“Core Earnings” net income	$33	$17	$32	$116	$157

The increase in contingency fee income for the fourth quarter of 2007 versus the prior quarter was primarily due to an increase in the amount of FFELP loans that were successfully rehabilitated during the current quarter. The decrease in contingency fee income from the full year 2006 to 2007 was primarily due to a 2006 legislative change that reduced fees paid for collections via loan consolidation and direct collections. In addition, the 2006 legislation changed the policy governing rehabilitated loans by reducing the number of consecutive payments to qualify for a loan rehabilitation from twelve months to nine months. This accelerated process added approximately $15 million of incremental revenue in 2006. To a lesser extent, 2007 was negatively impacted by lower performance in default prevention.

The increase in collections revenue for the fourth quarter of 2007 versus the prior quarter was primarily due to growth in the purchased paper asset balances, resulting in an increase in yield income, and to less impairment recognized during the current quarter related to these purchased paper portfolios. Declines in real estate values and the weakening U.S. economy as well as lengthening the assumed lifetime collection period have resulted in write-downs related to the mortgage purchased paper portfolio. Specifically, the mortgage purchased paper portfolio had impairments of $8 million and $11 million in the quarters ended December 31, 2007 and September 30, 2007, respectively. General economic uncertainty has also resulted in lengthening the assumed lifetime collection period related to our non-mortgage, purchased paper portfolio. The increase in collections revenue for the fourth quarter of 2007 versus the year-ago quarter was primarily due to the growth in the purchased paper asset balances resulting in an increase in yield income.

Purchased Paper — Non-Mortgage

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Face value of purchases for the period	$2,231	$1,741	$1,584	$6,111	$3,438
Purchase price for the period	198	134	124	556	278
% of face value purchased	8.9%	7.7%	7.9%	9.1%	8.1%
Gross Cash Collections (“GCC”)	$106	$118	$90	$463	$348
Collections revenue	60	43	47	217	199
Collections revenue as a % of GCC	56%	36%	51%	47%	56%
Carrying value of purchases	$587	$448	$274	$587	$274

The amount of face value of purchases in any quarter is a function of a combination of factors including the amount of receivables available for purchase in the marketplace, average age of each portfolio, the asset class of the receivables, and competition in the marketplace. As a result, the percentage of face value purchased will vary from quarter to quarter. The increase in collections revenue as a percentage of GCC in the quarter ended December 31, 2007 compared to the prior quarter is primarily due to the lower impairments in the current quarter as noted above. The decrease in collections revenue as a percentage of GCC versus the prior year can primarily be attributed to the increase in new portfolio purchases in the second half of 2007. Typically, revenue recognition based on a portfolio’s effective interest rate is a lower percentage of cash collections in the early stages of servicing a portfolio.

Purchased Paper — Mortgage/Properties

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Face value of purchases for the period	$481	$102	$93	$1,307	$556
Collections revenue	14	10	11	52	40
Collateral value of purchases	396	85	97	1,171	607
Purchase price for the period	274	57	75	855	462
Purchase price as a % of collateral value	69%	67%	77%	73%	76%
Carrying value of purchases	$1,162	$937	$518	$1,162	$518
Carrying value of purchases as a % of collateral value	77%	77%	75%	77%	75%

The purchase price for sub-performing and non-performing mortgage loans is generally determined as a percentage of the underlying collateral, but we also consider a number of factors in pricing mortgage loan portfolios to attain a targeted yield. Therefore, the purchase price as a percentage of collateral value can fluctuate depending on the mix of sub-performing versus non-performing mortgages in the portfolio, the projected timeline to resolution of loans in the portfolio and the level of private mortgage insurance associated with particular assets. The purchase price as a percentage of collateral value for the quarter ended December 31, 2007 compared to the same quarter in the prior year, as well as the same comparison for full year results, is generally reflective of the overall decrease in purchase prices for such loans.

Contingency Inventory

The following table presents the outstanding inventory of receivables that are currently being serviced through our APG business segment.

	December 31,	September 30,	December 31,
	2007	2007	2006

Contingency:
Student loans	$8,195	$8,353	$6,971
Other	1,509	1,550	1,667

Total	$9,704	$9,903	$8,638

Operating Expenses — APG Business Segment

For the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, operating expenses for the APG business segment totaled $106 million, $94 million, and $93 million, respectively, and included $2 million, $2 million, and $3 million, respectively, of stock option compensation expense. For the years ended December 31, 2007 and 2006, operating expenses for this segment totaled $390 million and $358 million, respectively, and included $11 million and $12 million, respectively, of stock option compensation expense.

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “Core Earnings” results for our Corporate and Other business segment.

	Quarters ended			Years ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2007	2007	2006	2007	2006

Net interest income (loss) after provisions for losses	$1	$1	$(4)	$(1)	$(5)

Guarantor servicing fees	41	46	33	156	132
Loan servicing fees	5	6	6	23	29
Upromise	35	31	32	124	43
Other	15	26	21	71	83

Total fee and other income	96	109	92	374	287
Operating expenses	90	79	71	341	250

Income before income taxes	7	31	17	32	32
Income tax expense	3	11	6	12	12

“Core Earnings” net income	$4	$20	$11	$20	$20

The decrease in guarantor servicing fees versus the prior quarter was primarily due to the seasonality of loan disbursements and related guarantee issuance fees earned, as well as a decrease in account maintenance fees earned in the current quarter, due to legislative changes effective October 1, 2007 as a result of the passage of the CCRAA. These decreases were partially offset by the recognition of $15 million of previously deferred guarantee issuance fee revenue related to a negotiated settlement with United Student Aid Funds, Inc. (“USA Funds”) in the second quarter of 2006. The negotiated settlement with USA Funds would have resulted in the Company having to return the $15 million to USA Funds, if certain events occurred prior to December 31, 2007. These events did not occur prior to December 31, 2007, as stipulated in the negotiated settlement. As a result, all such contingencies were removed, resulting in the recognition of this deferred revenue in the current quarter. This amount is non-recurring in nature.

USA Funds, the nation’s largest guarantee agency, accounted for 87 percent, 83 percent and 86 percent, respectively, of guarantor servicing fees and 14 percent, 16 percent and 16 percent, respectively, of revenues associated with other products and services for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006.

The increase in fees from Upromise for the year ended December 31, 2007 versus the year ended December 31, 2006 was due to the acquisition of Upromise in August 2006.

Operating Expenses — Corporate and Other Business Segment

Operating expenses for our Corporate and Other business segment include direct costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantor agencies, as well as information technology expenses related to these functions. The $11 million increase in operating expenses versus the prior quarter was primarily due to an increase in Merger-related expenses. For the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, operating expenses for this segment also included $28 million, $24 million, and $25 million, respectively, of expenses related to Upromise, which was acquired in August 2006. Stock option compensation expense included in operating expenses for this segment totaled $3 million, $2 million and $3 million, respectively, for the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, and totaled $15 million and $17 million, respectively, for the years ended December 31, 2007 and 2006.

LIQUIDITY AND CAPITAL RESOURCES

Our primary funding objective is to maintain cost-effective liquidity to fund the growth in our Managed portfolio of student loans. Upon the announcement of the Merger on April 16, 2007, credit spreads on our unsecured debt widened considerably, significantly increasing our cost of accessing the unsecured debt markets. As a result, in the near term, student loan securitizations are expected to be our primary source of cost-effective financing. We securitized $25.4 billion in student loans in nine transactions in the year ended December 31, 2007, compared to $32.1 billion in thirteen transactions in the year-ago period. Secured borrowings, including securitizations, ABCP borrowings and indentured trusts, comprised 75 percent of our Managed debt outstanding at December 31, 2007, versus 69 percent at December 31, 2006.

More recently, as with similarly sized financial companies, adverse conditions in the securitization markets increased the cost of issuance and borrowing spreads in the market for student loan asset-backed securities (“ABS”). In the third quarter of 2007, we completed only one $2.5 billion securitization transaction, compared to four securitization transactions totaling $13.0 billion in the first quarter of 2007, the last full quarter before we entered into the Merger Agreement. In the fourth quarter of 2007, we completed three securitization transactions totaling $4.9 billion. Although we expect ABS financings to remain our primary source of funding, we expect our transaction volumes in the ABS market to be more limited and pricing terms less favorable than in the past, with significantly reduced opportunities to issue subordinated tranches of ABS. Consequently, in order to meet our financing needs, we are exploring other sources of funding, including unsecured debt, a financing source we have not used to fund our core businesses since the announcement of the Merger. We expect the terms and conditions of new unsecured debt issues, including pricing terms and covenant requirements, will be less favorable to us than our recent ABS financings and other unsecured debt we incurred in the past. In addition, our ability to access the unsecured market on attractive terms, or at all, will depend on our credit rating and prevailing market conditions.

On April 30, 2007, in connection with the Merger, we entered into an aggregate interim $30 billion asset-backed commercial paper conduit facilities (collectively, the “Interim ABCP Facility”), which provided us with significant additional liquidity. The Merger agreement contemplated a significant amount of whole loan sales as a main source of repayment for this Interim ABCP Facility. In light of the decision of the Buyer Group not to close the Merger, our management team has been working to refinance the $30 billion Interim ABCP Facility entered into in connection with the Merger and to secure additional financing in order to fund our business, to strengthen our balance sheet and to support our credit ratings. Our Interim ABCP Facility will effectively terminate on May 16, 2008, but our cost of funding under the Interim ABCP Facility will increase substantially, to Prime plus two percent, if the Interim ABCP Facility is not refinanced on or prior to February 15, 2008, and we will not be able to incur additional borrowings thereunder after that date. We are in substantive discussions with a number of financial institutions to provide warehouse funding in excess of $30 billion with the goal of replacing the Interim ABCP Facility before February 15, 2008. In addition to the May 16, 2008 termination date of our Interim ABCP Facility, we have an aggregate of $8.6 billion of unsecured debt maturing in 2008.

We also fund our liquidity needs through our existing $6.0 billion asset-backed commercial paper, or ABCP facility, our cash and investment portfolio and by selectively disposing of FFELP student loans in the secondary market. In addition, we maintain, to supplement our funding sources, $6.5 billion in unsecured revolving credit facilities. We have not in the past relied upon, and do not expect to rely on, our unsecured revolving credit facilities as a primary source of liquidity. Although we have never borrowed under these facilities, they provide liquidity support for general corporate purposes.

Our ability to access our unsecured revolving credit facilities will depend upon our ability to meet financial covenants set forth in the credit agreements, including a covenant to maintain consolidated tangible net worth of at least $1.38 billion, compliance with which will be affected by a variety of factors, including mark-to-market accounting adjustments applied principally to our derivatives and our residual interests in off-balance sheet securitized loans. If we fail to comply with the consolidated tangible net worth covenant in our revolving credit facilities at that date or in the future, the banks party to the facilities (which include Bank of America and JPMorgan Chase, members of the Buyer Group, as lenders and agents under the facilities) may elect to terminate their commitments, and if they did elect to terminate the facilities, our available liquidity could be materially impaired. Our tangible net worth for covenant purposes at December 31, 2007 was $3.5 billion.

Beginning on November 29, 2007, we amended or closed out certain equity forward contracts. On December 19, 2007, we entered into a series of transactions with our equity forward counterparties and Citibank, N.A. (“Citibank”) to assign all of our remaining equity forward contracts, covering 44,039,890 shares, to Citibank. In connection with the assignment of the equity forward contracts, we and Citibank amended the terms of the equity forward contract to eliminate all stock price triggers (which had previously allowed the counterparty to terminate the contacts prior to their scheduled maturity date) and termination events based on our credit ratings. The strike price of the equity forward contract on December 19, 2007 was $45.25 with a maturity date of February 22, 2008. The new Citibank equity forward contract was 100 percent collateralized with cash.

On December 31, 2007, we closed public offerings of our common stock and 7.25 percent mandatory convertible preferred stock, Series C, resulting in total net proceeds of approximately $2.9 billion. We sold 101,781,170 shares of our common stock at a price of $19.65 per share and 1,000,000 shares of our 7.25 percent mandatory convertible preferred stock, Series C. Each share of mandatory convertible preferred stock, Series C, has a $1,000 liquidation preference and is subject to mandatory conversion on December 15, 2010, into between 41.7188 and 50.8906 shares of the company’s common stock, unless previously converted at the option of the holder. On January 9, 2008, we closed a second public offering of our 7.25 percent mandatory convertible preferred stock, Series C, as a result of the underwriters exercising their overallotment option. We sold 150,000 shares of the preferred stock related to this overallotment and the closing resulted in net proceeds of $145.5 million. We used approximately $2.0 billion of the net proceeds of the December 31, 2007 closings to settle our outstanding equity forward contract with Citibank and repurchase the 44,039,890 shares of common stock deliverable to us under the contract. On December 31, 2007, the Company and Citibank agreed to physically settle the contract and the Company paid Citibank approximately $1.1 billion, the difference between the contract purchase price and the previous market closing price on the

44 million shares. Consequently, the common shares outstanding and shareholders’ equity on the Company’s year-end balance sheet reflect the shares issued in the public offerings and the physical settlement of the equity forward contract. As of December 31, 2007, the 44 million shares under this equity forward contract are reflected in treasury stock. The Company paid Citibank the remaining balance of approximately $0.9 billion due under the contract on January 9, 2008. The Company now has no outstanding equity forward positions. The remaining proceeds from the public offerings will be used for general corporate purposes.

The following table details our primary sources of liquidity and the available capacity at December 31, 2007, September 30, 2007, and December 31, 2006.

	December 31, 2007	September 30, 2007	December 31, 2006
	Available Capacity	Available Capacity	Available Capacity

Sources of primary liquidity:
Unrestricted cash and liquid investments:
Cash and cash equivalents	$7,582	$7,795	$2,621
U.S. Treasury-backed securities	643	1,411	1,098
Commercial paper and asset-backed commercial paper	1,349	2,108	943
Certificates of deposit	600	525	—
Other	83	97	58

Total Unrestricted cash and liquid investments(1)	10,257	11,936	4,720
Unused commercial paper and bank lines of credit	6,500	6,500	6,500
ABCP borrowing capacity	5,933	5,758	1,047
Interim ABCP Facility borrowing capacity	4,040	4,897	—

Total sources of primary liquidity	26,730	29,091	12,267

Sources of stand-by liquidity:
Unencumbered FFELP loans	18,731	16,340	28,070

Total sources of primary and stand-by liquidity	$45,461	$45,431	$40,337

(1)	Excludes $196 million, $11 million and $365 million of investments pledged as collateral related to certain derivative positions and $93 million, $93 million and $99 million of other non-liquid investments classified at December 31, 2007, September 30, 2007 and December 31, 2006, respectively, as cash and investments on our balance sheet in accordance with GAAP.

We believe our unencumbered FFELP loan portfolio provides an excellent source of potential or stand-by liquidity because of the well-developed market for securitizations and whole loan sales of government guaranteed student loans. In addition to the assets listed in the table above, we hold on-balance sheet a number of other unencumbered assets, consisting primarily of Private Education Loans, Retained Interests and other assets. At December 31, 2007, we had a total of $51.7 billion of unencumbered assets, including goodwill and acquired intangibles.

The following tables present the ending balances of our Managed borrowings at December 31, 2007, September 30, 2007, and December 31, 2006.

	December 31, 2007			September 30, 2007			December 31, 2006
			Total			Total			Total
	Short	Long	Managed	Short	Long	Managed	Short	Long	Managed
	Term	Term	Basis	Term	Term	Basis	Term	Term	Basis

Unsecured borrowings	$8,551	$36,796	$45,347	$7,410	$37,973	$45,383	$3,187	$45,501	$48,688
Indentured trusts (on-balance sheet)	100	2,481	2,581	149	2,513	2,662	93	2,852	2,945
ABCP borrowings (on-balance sheet)	25,960	67	26,027	25,103	242	25,345	—	4,953	4,953
Securitizations (on-balance sheet)	—	68,048	68,048	—	65,105	65,105	—	50,147	50,147
Securitizations (off-balance sheet)	—	42,088	42,088	—	43,887	43,887	—	49,865	49,865
Other	1,342	—	1,342	359	—	359	248	—	248

Total	$35,953	$149,480	$185,433	$33,021	$149,720	$182,741	$3,528	$153,318	$156,846

The following table presents the senior unsecured credit ratings assigned by major rating agencies as of December 31, 2007. Each of the rating agencies has the Company’s current ratings on review for potential downgrade.

	S&P	Moody’s	Fitch

Short-term unsecured debt	A-2	P-2	F3
Long-term senior unsecured debt	BBB+	Baa1	BBB

Retained Interest in Securitized Receivables

The following tables summarize the fair value of the Company’s Residual Interests, included in the Company’s Retained Interest (and the assumptions used to value such Residual Interests), along with the underlying off-balance sheet student loans that relate to those securitizations in transactions that were treated as sales as of December 31, 2007, September 30, 2007 and December 31, 2006.

	As of December 31, 2007
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts(5)	Total

Fair value of Residual Interests(2)	$390	$730	$1,924	$3,044
Underlying securitized loan balance(3)	9,338	15,968	14,199	39,505
Weighted average life	2.7 yrs	7.4 yrs.	7.0 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-37%	3-8%	1-30%
Life of loan — repayment status	21%	6%	9%
Expected credit losses (% of student loan principal)	.11%	.21%	5.28%
Residual cash flows discount rate	12.0%	9.8%	12.9%

	As of September 30, 2007
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts(5)	Total

Fair value of Residual Interests(2)	$472	$688	$2,079	$3,239
Underlying securitized loan balance(3)	10,010	16,216	14,281	40,507
Weighted average life	2.9 yrs.	7.4 yrs.	7.1 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	3-38%	3-8%	1-30%
Life of loan — repayment status	21%	6%	9%
Expected credit losses (% of student loan principal)	.11%	.15%	4.46%
Residual cash flows discount rate	12.1%	10.4%	12.5%

	As of December 31, 2006
	FFELP	Consolidation	Private
	Stafford and	Loan	Education
(Dollars in millions)	PLUS	Trusts(1)	Loan Trusts	Total

Fair value of Residual Interests(2)	$701	$676	$1,965	$3,342
Underlying securitized loan balance(3)	14,794	17,817	13,222	45,833
Weighted average life	2.9 yrs.	7.3 yrs.	7.2 yrs.
Prepayment speed (annual rate)(4)
Interim status	0%	N/A	0%
Repayment status	0-43%	3-9%	4-7%
Life of loan — repayment status	24%	6%	6%
Expected credit losses (% of student loan principal)	.06%	.07%	4.36%
Residual cash flows discount rate	12.6%	10.5%	12.6%

(1)	Includes $283 million, $167 million and $151 million related to the fair value of the Embedded Floor Income as of December 31, 2007, September 30, 2007 and December 31, 2006, respectively. Changes in the fair value of the Embedded Floor Income are primarily due to changes in the interest rates and the paydown of the underlying loans.

(2)	At December 31, 2007, September 30, 2007 and December 31, 2006, the Company had unrealized gains (pre-tax) in accumulated other comprehensive income of $301 million, $281 million and $389 million, respectively, that related to the Retained Interests.

(3)	In addition to student loans in off-balance sheet trusts, the Company had $65.5 billion, $61.9 billion and $48.6 billion of securitized student loans outstanding (face amount) as of December 31, 2007, September 30, 2007 and December 31, 2006, respectively, in on-balance sheet securitization trusts.

(4)	Effective December 31, 2006, the Company implemented CPR curves for Residual Interest valuations that are based on seasoning (the number of months since entering repayment). Under this methodology, a different CPR is applied to each year of a loan’s seasoning. Previously, the Company applied a CPR that was based on a static life of loan assumption, and, in the case of FFELP Stafford and PLUS loans, the Company applied a vector approach, irrespective of seasoning. Repayment status CPR used is based on the number of months since first entering repayment (seasoning). Life of loan CPR is related to repayment status only and does not include the impact of the loan while in interim status. The CPR assumption used for all periods includes the impact of projected defaults.

(5)	The Company adopted SFAS No. 155, effective January 1, 2007. As a result, the Company elected to carry the Residual Interest on the Private Education Loan securitization which settled in the first quarter of 2007 at fair value with subsequent changes in fair value recorded in earnings. The fair value of this Residual Interest at December 31, 2007 was $363 million inclusive of a net $25 million fair value loss adjustment recorded since settlement.

The Company recorded impairments to the Retained Interests of $117 million, $90 million and $10 million, respectively, for the quarters ended December 31, 2007, September 30, 2007 and December 31, 2006, and $254 million and $157 million, respectively, for the years ended December 31, 2007 and 2006. The impairment charges were the result of FFELP loans prepaying faster than projected through loan consolidations ($56 million, $31 million and $10 million for the quarters ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively, and $110 million and $104 million for the years ended December 31, 2007 and 2006, respectively), impairment to the Floor Income component of the Company’s Retained Interest due to increases in interest rates during the period ($0 million for each of the quarters ended December 31, 2007, September 30, 2007, and December 31, 2006, and $24 million and $53 million for the years ended December 31, 2007 and 2006, respectively), and increases in prepayments, defaults, and the discount rate related to Private Education Loans ($61 million and $59 million for the quarters ended December 31, 2007 and September 30, 2007, respectively, and $120 million for the year ended December 31, 2007).

The Company assessed the appropriateness of the current risk premium, which is added to the risk free rate, for the purpose of arriving at a discount rate in light of the current economic and credit uncertainty that exists in the market as of December 31, 2007. This discount rate is applied to the projected cash flows to arrive at a fair value representative of the current economic conditions. The Company increased the risk premium by 100 basis points to better take into account the current level of cash flow uncertainty and lack of liquidity that exists with the Private Education Residual Interests. The significant allowance for loan loss recorded in the fourth quarter of 2007 was primarily related to the non-traditional or higher-risk loans within our Private Education Loan portfolio that the Company does not generally securitize. As a result, the default rates used for the Residual Interest valuations were not directly impacted by the provision expense related to the non-traditional Private Education Loans recorded in the fourth quarter of 2007.

RECENT DEVELOPMENTS

Legislative Developments

On October 10, 2007, The House of Representatives passed H.R. 3056, the Tax Collection Responsibility Act of 2007. If enacted, this legislation would repeal the authority of the Internal Revenue Service (the “IRS”) to contract with private collection agencies for certain federal tax collections. The Company’s subsidiary, Pioneer Credit Recovery, is one of two agencies participating in the IRS pilot, testing the use of private collectors in improving federal tax collections. The Senate is not expected to act on corresponding repeal legislation this year. On December 17-18, 2007, the House and Senate passed an FY2008 omnibus spending bill that did not eliminate or reduce funding for private debt collection, effectively keeping the program alive. Fee income generated from federal tax collections activity is currently de minimis to our APG business segment results of operations.

On October 30, 2007, the House and Senate passed S. 2258, “The Third Higher Education Extension Act of 2007,” which extends the authorization of the Higher Education Act through March 31, 2008. The reauthorization of the Higher Education Act remains one of the outstanding issues for this Congress.

On November 15, 2007, the House Education and Labor Committee ordered H.R. 4137, the College Opportunity and Affordability Act of 2007, reauthorizing the Higher Education Act. It is expected that the legislation will be considered by the House of Representatives in February 2008. The Senate passed its version of the reauthorization, S. 1642, on July 24, 2007, and the differences between the two versions will be resolved in conference. As expected, the House legislation includes the previously-passed Student Loan Sunshine Act (H.R. 890). In addition, the House legislation includes provisions similar to Senate Banking Committee legislation, Private Student Loan Transparency, which provides for certain disclosures and prohibits certain activities in connection with Private Education Loans.

Merger-Related Developments

On October 8, 2007, the Company filed a lawsuit in Delaware Chancery Court against the Buyer Group, which includes J.C. Flowers & Co., JPMorgan Chase, and Bank of America. The lawsuit seeks a declaration that the Buyer Group has repudiated the Merger Agreement, that no Material Adverse Effect has occurred and that the Company may terminate the agreement and collect the $900 million termination fee. On November 21, 2007, we withdrew our October 19, 2007 motion for partial summary judgment on the pleadings. Discovery proceedings have commenced and the Court has indicated that the trial will commence in early December 2008.

On December 12, 2007, we announced an update of the transaction with the Buyer Group. Over the eight weeks prior to December 12, 2007, in a series of discussions between the Company and senior representatives of the Buyer Group, to resolve the dispute between the parties, we offered to consider an alternative transaction with the Buyer Group, and to give them the opportunity to update their due diligence and submit a new proposal to acquire the Company with no pre-conditions. The Buyer Group responded that it did not wish to pursue these opportunities.

On December 14, 2007, we sent a letter to the Buyer Group in which we asked the Buyer Group either to confirm that it had terminated the Merger Agreement or provide adequate assurances that the Buyer Group intended to close the Merger. Our letter further asserted that the Buyer Group had breached the Merger Agreement in a variety of ways and gave the Buyer Group notice as provided for under the Merger Agreement that if such breaches were not timely cured, we reserved the right to terminate the Merger Agreement and to seek damages thereunder for such breaches. The Buyer Group responded to us in a letter dated December 21, 2007, in which the Buyer Group failed to provide the requested adequate assurances of its intent to consummate the Merger and failed to address the notices of default in our letter. In its letter the Buyer Group asserted that the “required information” previously provided by us pursuant to the Merger Agreement had proven to be inaccurate, that the Buyer Group nevertheless continued to seek FDIC approval for the change of control of Sallie Mae Bank in connection with the Merger and that, were the conditions to closing of the Merger be measured as of the date of the Buyer Group letter, such conditions precedent would not be satisfied.

Ratings

Our management team intends to focus on maintaining, and ultimately improving, our credit ratings. Our credit ratings may affect, among other things, our cost of funding, especially in the unsecured debt markets, and, to a lesser extent, the volume and price of securitization transactions we can execute. Also, as discussed in “Risk factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, a decrease in our credit ratings may affect the ability of counterparties to terminate our swap contracts. We cannot provide any assurance that our recent offerings of common stock and Series C preferred stock, or any other amount of equity capital will be sufficient to maintain our ratings at any particular level. We may issue additional equity in the form of common stock as we deem necessary to maintain, and ultimately improve, our credit ratings.

Dividends

We have not paid dividends on our common stock since the execution of the Merger Agreement with the Buyer Group in April 2007. While the restriction on the payment of dividends under the Merger Agreement has been terminated, we expect to continue not paying dividends in the near term in order to focus on balance sheet improvement and expect to re-examine our dividend policy in the second half of 2008.

Management Changes and Sales of Securities

On December 12, 2007, the Company announced that Kevin F. Moehn, executive vice president, sales and originations, and June M. McCormack, executive vice president, servicing, technology and sales marketing, would be leaving the Company.

On December 14, 2007, we announced that our Board of Directors added the Chief Executive Officer title and responsibilities to our Executive Chairman Albert L. Lord. C.E. Andrews, our previous CEO, assumed the role of President.

On the same date, we announced we had opened our trading window for directors and executive officers for the first time since we commenced discussions with the Buyer Group in March 2007. Mr. Lord sold approximately 1.3 million shares of our common stock, or approximately 97 percent of the common stock that he owned before the sale, on the open market on December 14, 2007. Also on December 14, 2007, Mr. Charles Daley, a director, sold approximately 80,023 shares of our common stock or approximately 68 percent of the common stock that he owned before the sale. Messrs. Lord and Daley have advised us that these actions were required under their respective borrowing arrangements.

On December 19, 2007, the Corporation and Mr. Moehn agreed on the terms and conditions of a separation agreement. The material terms of the separation agreement are detailed in the Company’s Form 8-K filed with the SEC on December 26, 2007.

On December 22, 2007, the Company and Ms. McCormack agreed on the terms and conditions of a separation agreement. The material terms of the separation agreement are detailed in the Company’s Form 8-K filed with the SEC on December 28, 2007.

On January 7, 2008, the Board of Directors of the Company appointed Anthony P. Terracciano as Chairman of the Board. Mr. Terracciano was also appointed Chairman of the Executive Committee of the Board. Albert L. Lord was appointed Vice Chairman of the Board and its Executive Committee and continues to serve as Chief Executive Officer. In addition, the Board announced the appointment of John (Jack) F. Remondi as Vice Chairman and Chief Financial Officer, effective January 8, 2008.

On January 17, 2008, the SEC requested that the Company provide information and documents regarding disclosures and actions taken by the Company in December 2007 before and after stock sales of SLM Corporation common stock by Company directors and executives. We are cooperating with the SEC in order to provide the requested information and documents.

Legal Proceedings

On April 6, 2007, the Company was served with a putative class action suit by several borrowers in federal court in California. The complaint, which was amended on April 12, 2007, alleges violations of California Business & Professions Code 17200, breach of contract, breach of covenant of good faith and fair dealing, violation of consumer legal remedies act and unjust enrichment. The complaint challenges the Company’s FFELP billing practices as they relate to use of the simple daily interest method for calculating interest. On June 19, 2007, the Company filed a Motion to Dismiss the amended complaint. On September 14, 2007, the court entered an order denying Sallie Mae’s Motion to Dismiss. The court did not comment on the merits of the allegations or the plaintiffs’ case but instead merely determined that the allegations stated a claim sufficient under the Federal Rules of Civil Procedure. The Company filed an answer on September 28, 2007 and on November 26, 2007 filed a motion for judgment on the pleadings. On January 4, 2008, the court entered an order denying the Company’s motion without ruling on the merits of plaintiffs’ claims. On September 17, 2007, the court entered a scheduling order that set July 8, 2008, as the start date for the trial. Discovery has commenced and is scheduled to continue through May 30, 2008. The Company believes these allegations lack merit and will continue to vigorously defend itself in this case, and notes that ED and the applicable guarantor of plaintiffs’ loans have confirmed that simple daily interest is the proper method for calculating interest under the FFELP.

On September 11, 2007, the Office of the Inspector General (“OIG”), of ED, confirmed that they planned to conduct an audit to determine if the Company billed for special allowance payments, under the 9.5 percent floor calculation, in compliance with the Higher Education Act, regulations and guidance issued by ED. The audit covers the period from 2005 through 2006. We ceased billing under the 9.5 percent floor calculation at the end of 2006. We believe that our billing practices were consistent with longstanding ED guidance, but there can be no assurance that the OIG will not advocate an interpretation that differs from the ED’s previous guidance. The OIG has audited other industry participants who billed for 9.5 percent SAP and in certain cases ED has disagreed with the OIG’s recommendation.

In August 2005, Rhonda Salmeron (the “Plaintiff”) filed a qui tam whistleblower case under the False Claims Act against collection company Enterprise Recovery Systems, Inc., or ERS. In the fall of 2006, Plaintiff amended her complaint and added USA Funds, as a defendant. On September 17, 2007, Plaintiff filed a second amended complaint adding USA Group Guarantee Services Inc., USA Servicing Corp., Sallie Mae Servicing L.P. and Scott J. Nicholson, an officer and employee of ERS as defendants. Plaintiff alleges that the various defendants submitted false claims and/or created false records to support claims in connection with collection activity on federally guaranteed student loans. The allegations against USA Funds and Sallie Mae are that they allowed the creation of false records and the submission of false claims by failing to take adequate measures in connection with audits of ERS. We expect that plaintiff will serve Sallie Mae with a Third Amended Complaint and at this time we intend to vigorously defend the case. Plaintiff claims that the U.S. government has been damaged in an amount greater than $12 million. The False Claims Act provides for the award of treble damages and $5,500 to $11,000 per false claim in successful qui tam lawsuits. We intend to vigorously defend this action.

On December 17, 2007, Sasha Rodriguez and Cathelyn Gregoire filed a putative class action claim on behalf of themselves and persons similarly situated against us in the United States District Court for the District of Connecticut, alleging an intentional violation of civil rights laws (42 U.S.C. § 1981, 1982), the Equal Credit Opportunity Act and the Truth in Lending Act. Plaintiffs allege that we engaged in underwriting practices on private loans which resulted, among other things, in certain applicants being directed into substandard and more expensive student loans on the basis of race. No amount in controversy is stated in the complaint. We intend to vigorously defend this action.